EXHIBIT 5.1

TROUTMAN SANDERS LLP The Chrysler Building 405 Lexington Avenue New York, New York 10174-0700 212.704.6000 telephone troutmansanders.com

March 11, 2013

National Holdings Corporation
120 Broadway, 27th Floor
New York, New York 10271

Re:           Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to National Holdings Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) relating to the registration for resale of an aggregate of 29,451,596 shares (the “Shares”) of the Company’s common stock, par value $0.02 per share, by certain selling stockholders named therein (the "Selling Stockholders").

This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.

In connection with this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement, including the form of prospectus included therein; (ii) the Securities Purchase Agreement, dated as of January 24, 2013, by and among the Company and the Selling Stockholders; (iii) the Company’s Certificate of Incorporation, as in effect on the date hereof; (iv) the Company’s Bylaws, as in effect on the date hereof; and (v) a copy of the resolutions of the Company’s Board of Directors authorizing the Company to enter into, and consummate, the transactions contemplated by the Purchase Agreement, including the issuance of the Shares and the filing of the Registration Statement.  We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers, or other representatives of the Company and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, electronic, or facsimile copies and the authenticity of the originals of such documents.  As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

ATLANTA BEIJING CHICAGO HONG KONG NEW YORK NEWARK NORFOLK ORANGE COUNTY PORTLAND RALEIGH RICHMOND SAN DIEGO SHANGHAI TYSONS CORNER VIRGINIA BEACH WASHINGTON, DC

March 11, 2013

Our opinions set forth below are limited to the federal laws of the United States of America, the laws of the State of New York and the Delaware General Corporation Law.

Based upon the foregoing, and subject to all of the other assumptions, limitations and qualifications set forth herein, we are of the opinion that the Shares are legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We further consent to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

This opinion is effective as of the date hereof and we hereby expressly disclaim any obligation to supplement this opinion for any changes which may occur hereafter with respect to any matters of fact or law addressed herein.

Very truly yours, /s/ Troutman Sanders TROUTMAN SANDERS LLP